May 8, 1998

Mr. Bret J. Harris
Chief Financial Officer
Martin Color-Fi, Inc.
Star Fibers Corp.
Buchanan Industries, Inc.
P.O. Box 469
Edgefield, SC  29824

Dear Bret:

          Re: Waiver of Violations of Covenants in the Fourth Amended and Restated Loan and Security Agreement, as amended (as amended or modified, the "Loan Agreement") dated as of September 30, 1997 by and between NationsBank, N.A. ("Bank") and Martin Color-Fi, Inc., Star Fibers Corp. and Buchanan Industries, Inc. (collectively, "Borrowers")

Dear Bret:

        This letter is to confirm to Borrowers that Bank agrees to waive on a one-time basis a violation of Section 7.1(o) of the Loan Agreement which occurred by virtue of Borrowers' failure to meet the required Leverage Ratio at March 29, 1998.

        Please be advised that this waiver is expressly limited to the violations outlined in this letter. NationsBank is under no obligation to grant any additional waiver or waivers related to (1) any future violation of this covenant, or (2) any other violation of any covenant contained in any of the Loan Documents.

        All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

        Should you have any further questions or comments, please do not hesitate to call me at (803) 255-7461.

Kindest Regards,

NATIONSBANK, N.A.



Greg A. Lapointe
Senior Vice President